Exhibit 99.1

Veteran Tech Exec Sissie Hsiao joins Bumble Inc. Board of Directors

AUSTIN, Texas, October 2, 2023 - Bumble Inc. (NASDAQ: BMBL) today announced that Sissie Hsiao, Vice President and General Manager for Google Assistant and Bard, has been appointed to the Company’s Board of Directors. Ms. Hsiao brings decades of experience with Google and Microsoft, leading innovative and diverse teams around the world and developing cutting edge technologies and products.

In her current role at Google, Ms. Hsiao is the Vice President and General Manager of Google Assistant and Bard (since April 2021), leading many of Google’s advancements applying AI, natural language, and speech technologies to consumer products. Prior to this role, she was responsible as Vice President and General Manager for Google’s Display, Video, and App Advertising businesses (2012-2021). She also led product development of Google Analytics and Google Slides (2006-2012). Ms. Hsiao’s career started at Microsoft, where she was responsible for graphics technologies within the Microsoft Office suite (2000-2006).

“Sissie is one of tech’s true visionary leaders whose impact has been both transformative and inspiring to me and many others,” said Whitney Wolfe Herd, Founder and CEO of Bumble Inc. “We firmly believe the future of love, friendship and Kind Connections will be anchored in technological innovation and the addition of Sissie’s expertise and leadership, and our ongoing investment in new and emerging technologies, will enable us to serve our customers and expand our brands in new and exciting ways.”

“What Whitney and Bumble have built in less than a decade is remarkable and the mission to harness technology to build for women first is one that resonates with me in a powerful way,” added Ms. Hsiao. “I’m honored to join an already esteemed Board of Directors and partner with Whitney and Bumble.”

Ms. Hsiao currently resides in the San Francisco Bay Area and holds a B.S. in Electrical Engineering and Computer Science from UC Berkeley.

About Bumble Inc.

Bumble Inc. is the parent company of Bumble, Bumble for Friends, Badoo, Fruitz and Official. The Bumble platform enables people to build healthy and equitable relationships, through Kind Connections. Founded by CEO Whitney Wolfe Herd in 2014, Bumble was one of the first dating apps built with women at the center and connects people across dating (Bumble Date), friendship (Bumble For Friends) and professional networking (Bumble Bizz). Badoo, which was founded in 2006, is one of the pioneers of web and mobile dating products. Fruitz, founded in 2017, encourages open and honest communication of dating intentions through playful fruit metaphors. Official is an app for couples that promotes open and honest communication between partners and was founded in 2020.

For more information about Bumble, please visit www.bumble.com and follow @Bumble on social platforms.

Investor Contact

ir@team.bumble.com

Media Contact

press@team.bumble.com

Source: Bumble Inc.